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                                                                    EXHIBIT 10.2

SECURED SUBORDINATED PROMISSORY NOTE--NON-RECOURSE
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     FOR VALUE RECEIVED, ERIE CENTER LOFTS, INC., an Illinois corporation (the
"Obligor"), promised to pay to the order of Maurice Sanderman ("Payee"), the principal sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000), upon the following terms:

     1. The principal amount of this Note, if not sooner paid, shall be due and payable on June 30, 1999.

     2. Interest on the from time to time unpaid principal balance of this Note shall accrue from the date hereof at the rate of 20% per annum compounded daily, based on a 360 day year. Accrued interest shall be payable from time to time as permitted under that certain Subordination Agreement dated April 30, 1998 by and among Payee, Maurice Sanderman and LaSalle National Bank, as agent (the "Subordination Agreement") with any accrued interest unpaid as of June 30, 1999 being due and payable on such date.

     3. The Payee irrevocably agrees that any and all claims that Payee may now or at any time hereafter have against the Obligor under this Note with respect to the payment of principal and interest on this Note are and shall be subordinated in right of payment as provided under the Subordination Agreement.

     4. Recourse for payment of principal and interest on this Note is limited to the assets of the Obligor which consist of that certain property commonly known as Erie Tower located at 421 West Erie Street, Chicago, Illinois ("Erie Tower") subject to thereon set forth in the Subordination Agreement. Neither Sundance Homes, Inc. or any other entity shall have any obligations or liability on this Note whatsoever.

     5. This Note may be prepaid by the Obligor at any time without premium or penalty, provided that all accrued and unpaid interest hereon must first be paid. If and to the extent Net Sales Proceeds as defined in the Subordination Agreement are available for payment on this Note pursuant to the Subordination Agreement, such Net Sales Proceeds shall be applied by Obligor first against all accrued and unpaid interest hereon, and then in prepayment of the principal amount of this Note.

     6.  This Note is secured by a Junior Mortgage on the Erie Tower.

     7. All payments hereunder shall be made in the lawful money of the United States of America at the office of Obligor in Chicago, Illinois or at such other address as the Payee may designate in writing to the Obligor.

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     8. So long as any principal or interest remains outstanding on this Note,
Obligor shall neither declare nor permit any dividends to be paid, shall not permit any inter-company transfers to occur, shall not distribute or pay out any funds for any reason, and shall not allow any other distributions to be made on account of its capital stock.

     9. No failure on the part of the Payee to exercise, and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Payee of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

     10. The provisions of this Note shall be binding on the Obligor and its successors and assigns and the terms and provisions of this Note shall inure to the benefit of Payee and the Payee's successors and assigns. This Note may be amended, supplemented or changed, and any provision hereof waived, only by a written instrument making specific reference to this Note signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought. Subject to Paragraphs 3 and 4 hereof, the Obligor agrees to pay all costs of collection, including without limitation, attorney's fees, in the event any principal or interest is not paid when due.

     11. This Note shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respect by the laws and decisions of the State of Illinois, other than principles of conflicts of law. If any provision of this Note or the application thereof to any party or circumstance is held invalid or unenforceable, the remainder of this Note and the application of such provision to other parties or circumstance will not be affected thereby and the provisions of this Note shall be severable in any such instance.

     IN WITNESS WHEREOF, Obligor has executed this Note effective as of the 1st day of May, 1998.



                               ERIE CENTER LOFTS, INC.


                               By:     /S/ Joseph R. Atkin
                                    ----------------------
                                    Joseph R. Atkin, Vice President
                                    and Chief Financial Officer

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